Exhibit 99.1

K12 Inc. Reports Fourth Quarter and Full Year 2010 Results

K12's Annual Operating Income Increases 59% on 22% Revenue Growth

HERNDON, Va.--(BUSINESS WIRE)--September 13, 2010--K12 Inc. (NYSE:LRN), a leading provider of proprietary, technology-based curriculum and education services created for individualized learning for students in kindergarten through 12th grade, today announced its results for the fourth quarter and fiscal year ended June 30, 2010.

Revenues for the fiscal year 2010 (FY 2010) grew to $384.5 million, an increase of 21.8 percent over the same period prior year, primarily due to strong enrollment growth. EBITDA for FY 2010 increased 41.8 percent over the same period in the prior year to $61.2 million. Net income - K12 Inc. for the year was $21.5 million as compared to Net income - K12 Inc. of $12.3 million in the same period in the prior year, an increase of 74.8 percent. Operating income improved to $35.5 million, an increase of 58.8 percent as compared to fiscal year 2009 (FY 2009).

Ron Packard, Chief Executive Officer of K12 Inc., stated, “We are quite pleased with our record results for fiscal year 2010. I am proud of the many accomplishments of our students, teachers and employees. Over 1,000 students graduated this year from virtual schools using the K12 curriculum. This past year we began serving students in four new states: Alaska, Oklahoma, Virginia and Wyoming. We will be adding schools and reaching students in two new states this Fall, Massachusetts and Michigan. On the product development front, we completed the development of our new elementary school math curriculum as well as six new courses for our high school students. In addition, we are launching a new Online School platform this year that is adaptive, intuitive and web-based; that provides access to our online lessons, lesson planning and scheduling, and facilitates our progress tracking, assisting both parents and teachers."

Mr. Packard added, “I am also excited about our partnership with Middlebury College, Middlebury Interactive Languages. The first online language courses from this venture, beginner French and Spanish for high school students, will be available in pilot programs this Fall. In addition, we are making progress with the integration of our acquisition of KC Distance Learning and we look forward to serving more states, schools, school districts and students with their online curriculum.”

For the year ended June 30, 2010

  Revenues were $384.5 million, an increase of $68.9 million or 21.8 percent, as compared to $315.6 million for FY 2009. Average enrollments for FY 2010 were 66,811, an increase of 21.6 percent over FY 2009.
  Instructional costs and services expenses were $222.0 million, an increase of 12.7 percent as compared to $197.0 million for FY 2009. This increase was primarily attributable to expenses for additional teachers to serve a growing number of enrollments, partially offset by lower costs to supply curriculum, books, educational materials and computers to students, including depreciation and amortization. Instructional costs are benefiting from productivity initiatives at the schools and in materials fulfillment operations.
  Selling, administrative, and other operating expenses were $117.4 million, an increase of 35.4 percent, as compared to $86.7 million for FY 2009. This increase is primarily attributable to increased marketing, increased incentive compensation, the expansion of the Company’s institutional sales force, student recruiting, professional services, and acquisition due diligence and transaction related costs.
  Product development expenses for FY 2010 and FY 2009 were $9.6 million. We continued to add to our high school course catalogue, including credit recovery programs, and completed our new elementary math program containing custom math sequences to meet state specific needs.
  EBITDA, a non-GAAP measure (see reconciliation), was $61.2 million, an increase of $18.1 million or 41.8 percent, as compared to $43.2 million in FY 2009. EBITDA as a percentage of revenue improved to 15.9 percent, representing a gross increase of 2.2 percentage points, as compared to 13.7 percent for FY 2009.
  Operating income was $35.5 million, an increase of $13.1 million or 58.8 percent, as compared to $22.3 million for FY 2009. Operating margins increased to 9.2 percent of revenue, representing a gross increase of 2.1 percentage points, as compared to 7.1 percent for FY 2009.
  Income tax expense was $13.2 million, representing an effective tax rate of 38.8 percent. Income tax expense for FY 2009 was $9.6 million, an effective tax rate of 45.1%.
  Net income - K12 Inc. was $21.5 million as compared to $12.3 million in FY 2009, an increase of 74.8 percent.
  Diluted net income attributable to common stockholders per share was $0.71 as compared to $0.42 in FY 2009, an increase of 69.1 percent.

For the fourth quarter ended June 30, 2010

  Revenues for the fourth quarter of FY 2010 were $88.3 million, an increase of $16.2 million or 22.4 percent, as compared to $72.2 million for the fourth quarter of FY 2009. Average enrollments for the fourth quarter of FY2010 were 63,508, an increase of 20.8 percent over the fourth quarter of FY 2009.
  Instructional costs and services expenses for the fourth quarter of FY 2010 were $55.9 million, an increase of 25.9 percent as compared to $44.4 million for FY 2009. This increase was primarily attributable to expenses for additional teachers to serve a growing number of enrollments, startup expenses to operate new virtual public schools, and additional product and systems amortization.
  Selling, administrative, and other operating expenses for the fourth quarter of FY 2010 were $32.3 million, an increase of 26.8 percent, as compared to $25.5 million for the fourth quarter of FY 2009. This increase is primarily attributable to marketing, incentive compensation, institutional sales, professional services, student recruiting and acquisition due diligence and transaction related costs.
  Product development expenses for the fourth quarter of FY 2010 were $2.0 million, a decrease of 21.9 percent, as compared to product development expenses of $2.6 million in FY 2009. This decrease is primarily due to the phasing of development cycles.
  EBITDA for the fourth quarter of FY 2010 was $5.5 million, a decrease of $0.1 million or 2.4 percent, as compared to $5.7 million for the fourth quarter of FY 2009. EBITDA as a percentage of revenue was 6.3 percent, representing a gross decrease of 1.5 percentage points, as compared to 7.8 percent for the fourth quarter of FY 2009.
  Operating loss for the fourth quarter of FY 2010 was ($1.9) million as compared to ($0.3) million for the fourth quarter of FY 2009.
  Income tax benefit for the fourth quarter of FY 2010 was $0.4 million, as compared to $0.0 million for the fourth quarter of FY 2009.
  Net loss - K12 Inc. for the fourth quarter of FY 2010 was ($1.3) million as compared to ($0.7) million for the fourth quarter of FY 2009.
  Diluted net loss attributable to common stockholders per share for the fourth quarter of FY 2010 was ($0.04) as compared to ($0.02) for the fourth quarter of FY 2009.

Cash and Capital Expenditures

  As of June 30, 2010, the Company had cash and cash equivalents of $81.8 million.
  Capital expenditures, including investment in core business revenue and new initiatives totaled $36.5 million for the year ended June 30, 2010 and was comprised of:
    $13.9 million for investments in capitalized curriculum,
    $10.4 million in property and equipment, primarily for capitalized software,
    $12.2 million of computers and software primarily for students, acquired through capital leases

Harry Hawks, Chief Financial Officer of K12 Inc., stated, “Our liquidity and financial flexibility are a significant competitive advantage for K12 as we evaluate additional investment opportunities in curriculum, technology, new markets and infrastructure. In addition, we are well positioned to consider additional mergers, acquisitions, joint ventures and strategic initiatives that complement the vision of our board.”

Fiscal Year 2011 Outlook

As previously disclosed, K12 will not provide fiscal year 2011 guidance at this time. Rather, at the end of the enrollment season and in connection with our Q1 earnings release, we will provide an outlook at that time. Any such outlook will include the acquisition of KC Distance Learning, which closed in July 2010.

Forward Statements

This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: the reduction of per pupil funding amounts at the schools we serve; reputation harm resulting from poor performance or misconduct of other virtual school operators; challenges from virtual public school opponents; failure of the schools we serve to comply with regulations resulting in a loss of funding; discrepancies in interpretation of legislation by regulatory agencies that may lead to payment or funding disputes; termination of our contracts with schools due to a loss of authorizing charter; failure to renew existing contracts with schools; increased competition; and other risks and uncertainties associated with our business described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of September 13, 2010, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Conference Call

The Company will discuss its fourth quarter and full year 2010 financial results during a conference call scheduled for Monday, September 13, 2010 at 8:30 a.m. eastern time (ET).

The conference call will be webcast and available on the K12 web site at www.K12.com through the investor relations link. Please access the web site at least 15 minutes prior to the start of the call to register and download and install any necessary software.

To participate in the live call, investors should dial 866.788.0547 (domestic) or 857.350.1685 (international) at 8:20 a.m. (ET). The participant passcode is 50071888.

A replay of the call will be available starting on September 13, 2010, through September 20, 2010, at 888-286-8010 (domestic) or 617-801-6888 (international) passcode 27654641. It will also be archived at http://www.k12.com in the investor relations section for 60 days.

The following table sets forth average domestic enrollment data for our virtual public schools and hybrid schools for each of the periods indicated and excludes enrollments from our direct-to-consumer, private school, and international channels and our pilot programs:K12 INC.

	Three Months Ended		Year Ended
	June 30,		June 30,
	2010	2009	2010	2009

Total Average Enrollments	63,508	52,563	66,811	54,962

Managed Enrollments as percentage of total enrollments	85.0%	85.1%	85.3%	85.4%
Non-managed Enrollments as a percentage of total enrollments	15.0%	14.9%	14.7%	14.6%
Total average enrollments	100.0%	100.0%	100.0%	100.0%

High School enrollments as a percentage of total enrollments	21.1%	16.9%	21.9%	18.5%
K-8 enrollments as a percentage of total enrollments	78.9%	83.1%	78.1%	81.5%
Total average enrollments	100.0%	100.0%	100.0%	100.0%

K12 INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended June 30,		Year Ended June 30,
	2010	2009	2010	2009

Revenues	$88,321	$72,166	$384,470	$315,573

Cost and expenses
Instructional costs and services	55,868	44,375	222,029	196,976
Selling, administrative, and other operating expenses	32,329	25,494	117,398	86,683
Product development expenses	1,999	2,560	9,576	9,575

Total costs and expenses	90,196	72,429	349,003	293,234

Income (loss) from operations	(1,875)	(263)	35,467	22,339
Interest expense, net	(289)	(464)	(1,331)	(982)

Income (loss) before income tax (benefit) expense and noncontrolling interest	(2,164)	(727)	34,136	21,357
Income tax expense	427	13	(13,249)	(9,628)
Net income (loss)	(1,737)	(714)	20,887	11,729
Add net loss attributable to noncontrolling interest	412	48	638	586

Net income (loss) – K12 Inc.	$(1,325)	$(666)	$21,525	$12,315

Net income (loss) attributable to common stockholders per share:
Basic	$(0.04)	$(0.02)	$0.72	$0.43

Diluted	$(0.04)	$(0.02)	$0.71	$0.42

Weighted average shares used in computing per share amounts:
Basic	30,195,130	29,000,514	29,791,973	28,746,188

Diluted	30,195,130	29,000,514	30,248,683	29,639,974

K12 INC.
CONSOLIDATED BALANCE SHEETS

	June 30,
	2010	2009
	(In thousands, except per share data)
ASSETS
Current assets
Cash and cash equivalents	$81,751	$49,461
Restricted cash and cash equivalents	3,343	2,500
Accounts receivable, net of allowance of $1,363 and $1,055 at June 30, 2010 and June 30, 2009, respectively	71,184	53,032
Inventories, net	26,193	32,052
Current portion of deferred tax asset	4,672	3,888
Prepaid expenses	8,849	9,177
Other current assets	7,286	2,087
Total current assets	203,278	152,197
Property, equipment and capitalized software development costs, net	40,713	37,860
Capitalized curriculum development costs, net	39,860	31,649
Deferred tax asset, net of current portion	5,912	14,619
Intangible assets	14,081	284
Goodwill	1,825	1,825
Deposits and other assets	2,213	2,242
Total assets	$307,882	$240,676

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND EQUITY
Current liabilities
Accounts payable	$12,691	$10,366
Accrued liabilities	8,840	7,829
Accrued compensation and benefits	10,563	8,291
Deferred revenue	9,593	3,389
Current portion of capital lease obligations	10,996	10,240
Current portion of notes payable	1,251	1,034
Total current liabilities	53,934	41,149
Deferred rent, net of current portion	2,217	1,699
Capital lease obligations, net of current portion	7,710	9,222
Notes payable, net of current portion	655	1,906
Total liabilities	64,516	53,976
Commitments and contingencies
Redeemable noncontrolling interest	17,374	—
Equity:
K12 Inc. stockholders’ equity
Common stock, par value $0.0001; 100,000,000 shares authorized; 30,441,412 and 29,290,486 shares issued and outstanding at June 30, 2010 and June 30, 2009, respectively	3	3
Additional paid-in capital	361,344	343,304
Accumulated deficit	(139,496)	(161,021)
Total K12 Inc. stockholders’ equity	221,851	182,286
Noncontrolling interest	4,141	4,414
Total equity	225,992	186,700
Total liabilities, redeemable noncontrolling interest and equity	$307,882	$240,676

K12 INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended June 30,
	2010	2009	2008
	(In thousands)

Cash flows from operating activities
Net income	$20,887	$11,729	$33,773
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization expense	25,761	20,835	12,568
Stock based compensation expense	5,934	2,790	1,464
Excess tax benefit from stock based compensation	(3,935)	(6,998)	—
Deferred income taxes	11,858	9,584	(21,093)
Provision for doubtful accounts	308	(403)	867
Provision for inventory obsolescence	1,019	149	407
(Reduction of) provision for student computer shrinkage and obsolescence	(178)	243	162
Impairment of capitalized curriculum development cost	—	261	—
Changes in assets and liabilities:
Accounts receivable	(18,460)	(21,999)	(15,322)
Inventories	4,840	(11,529)	(7,275)
Prepaid expenses	327	(5,529)	(2,403)
Other current assets	(5,199)	(1,859)	47
Deposits and other assets	30	(1,828)	(104)
Accounts payable	2,326	(4,022)	7,375
Accrued liabilities	1,012	3,145	1,557
Accrued compensation and benefits	2,271	(1,758)	3,828
Deferred revenue	6,203	275	(273)
Deferred rent	519	59	(44)

Net cash provided by (used in) operating activities	55,523	(6,855)	15,534

Cash flows from investing activities
Purchase of property, and equipment including capitalized software development costs	(10,357)	(13,939)	(6,476)
Purchase of domain name	—	(16)	(250)
Cash (invested in) released from restricted cash and cash equivalents	(843)	(2,500)	—
Acquisition of Power-Glide	—	—	(119)
Capitalized curriculum development costs	(13,904)	(13,931)	(11,669)

Net cash used in investing activities	(25,104)	(30,386)	(18,514)

Cash flows from financing activities
Cash received from issuance of common stock, net of underwriters commission	—	—	74,493
Cash received from issuance of common stock — Regulation S transaction	—	—	15,000
Deferred initial public offering costs	—	—	(3,954)
Net (repayments on) borrowings from revolving credit facility	—	—	(1,500)
Repayments on capital lease obligations	(12,945)	(9,133)	(4,767)
Repayments on notes payable	(1,029)	(804)	(180)
Proceeds from notes payable	—	3,135	408
Net proceeds from minority interest contribution	3,374	5,000	—
Proceeds from exercise of stock options	8,486	9,824	1,485
Proceeds from exercise of stock warrants	50	—	—
Excess tax benefit from stock based compensation	3,935	6,998	—
Payment of cash dividend — Preferred Stock	—	—	(6,406)
Bank overdraft	—	—	(1,577)

Net cash provided by financing activities	1,871	15,020	73,002

Net change in cash and cash equivalents	32,290	(22,221)	70,022

Cash and cash equivalents, beginning of year	49,461	71,682	1,660

Cash and cash equivalents, end of year	$81,751	$49,461	$71,682

Non-GAAP Financial Measures

EBITDA

EBITDA consists of net income (loss), minus interest income, plus interest expense, plus income tax expense, plus depreciation and amortization, and minus noncontrolling interest loss. Interest income consists primarily of interest earned on short-term investments or cash deposits. Interest expense primarily consists of interest expense for capital leases, long-term and short-term borrowings. We use EBITDA in addition to income from operations and net income as a measure of operating performance. However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, net income (loss) as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA is not intended to be a measure of free cash flow for our management's discretionary use, as it does not consider certain cash requirements such as capital expenditures, tax payments, interest payments, or other working capital.

We believe EBITDA is useful to an investor in evaluating our operating performance because it is widely used to measure a company's operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and to present a meaningful measure of corporate performance exclusive of our capital structure and the method by which assets were acquired. Our management uses EBITDA:

  as an additional measurement of operating performance because it assists us in comparing our performance on a consistent basis;
  in presentations to the members of our board of directors to enable our board to have the same measurement basis of operating performance as is used by management to compare our current operating results with corresponding prior periods and with the results of other companies in our industry; and, on an adjusted basis in determining compliance with the terms of our credit agreement.

The following table provides a reconciliation of net income to EBITDA:

(in thousands)

	Three Months Ended		Year Ended
	June 30,		June 30,

	2010	2009	2010	2009

Net Income (loss) - K12 Inc.	$(1,325)	$(666)	$21,525	$12,315

Interest expense, net	289	464	1,331	982

Income tax (benefit) expense, net	(427)	(13)	13,249	9,628

Noncontrolling interest	(412)	(48)	(638)	(586)

Depreciation and amortization	7,395	5,921	25,761	20,835

EBITDA	$5,520	$5,658	$61,228	$43,174

About K12

K12 Inc. (NYSE: LRN), a technology-based education company, is the nation's largest provider of proprietary curriculum and online education programs to students in kindergarten through high school. K12(R) provides high quality, customized education solutions to school districts, charter schools, and directly to families ranging from individual courses to classroom and hybrid programs to full-time virtual school programs.

In partnership with charter schools and school districts, K12 serves online public schools in 27 states and the District of Columbia. The Company also operates the K12 International AcademyTM, an accredited, diploma-granting online private school serving students in over 50 countries. Since its founding, K12 has provided more than 1.5 million courses to over 150,000 students worldwide. More information can be found at http://www.K12.com.

K12(R) is a registered trademark and the K12 logo, xPotential and Unleash the xPotential are trademarks of K12 Inc.

CONTACT:
K12 Inc.
Investor:
Keith Haas, 703-483-7077
SVP, Finance and Investor Relations
khaas@k12.com
or
Press:
Jeff Kwitowski, 703-483-7281
VP, Public Relations
jkwitowski@k12.com